Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

        Patriot National Bancorp, Inc. Prices Public Offering of Common Stock Stamford, Connecticut, September 26, 2006. Patriot National Bancorp, Inc. [NASDAQ: PNBK], the parent of Patriot National Bank, announced today the sale of 1,320,000 shares of its common stock at a public offering price of $22.00 per share in a firm commitment underwritten public offering. Sandler O’Neill + Partners, L.P. acted as the sole manager of the offering. The Company has granted to the underwriter an option exercisable within 30 days to purchase up to an additional 180,000 shares to cover over-allotments. The offering is expected to close on Friday, September 29, 2006, subject to customary closing conditions contained in an underwriting agreement entered into between the parties.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the prospectus relating to this offering may be obtained from Sandler O’Neill + Partners, L.P. at 919 Third Avenue, 6th Floor, New York, New York 10022, Attention: Syndicate Department.

Patriot National Bank is headquartered in Stamford, Connecticut and has ten full service branches in Stamford, Greenwich, Old Greenwich, Norwalk, Wilton, Darien and Southport, Connecticut. Patriot plans to use the proceeds of the offering to continue its branch expansion program and for general working capital purposes.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors. These risks include, but are not limited to, risk factors described in the Company’s registration statement filed with the Securities and Exchange Commission on August 22, 2006, as amended, and the risks identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications. The Company assumes no obligation to update the forward-looking statements contained in this press release.